VOTING AGREEMENT
                                ----------------

           VOTING AGREEMENT (this "Agreement"), dated as of August 23, 2004, by and among Vyteris, Inc., a Delaware corporation ("Vyteris"), Treasure Mountain Holdings, Inc., a Nevada corporation ("Pubco" or "Treasure Mountain"), Spencer Trask Specialty Group, Inc. ("STSG") and Scimitar Holdings, LLC ("Scimitar," together with STSG, the "Voters").

                                   WITNESSETH:

           WHEREAS, Vyteris and Pubco have entered into a merger agreement and plan of reorganization (the "Merger Agreement") pursuant to which (i) a subsidiary of Pubco will merge with and into Vyteris (the "Merger") and Vyteris will become a wholly-owned subsidiary of Pubco and (ii) all of the capital stock of Vyteris will automatically convert into the right to receive the capital stock of Pubco and all options, warrants and rights to purchase the capital stock of Vyteris will convert into options, warrants and rights to purchase the capital stock of Pubco;

           WHEREAS, Pubco does not have sufficient authorized capital stock to issue the shares of common stock and preferred stock to be issued pursuant to the Merger Agreement or to cover the shares of Pubco common stock underlying the options, warrants and other rights to purchase its capital stock which it will be required to issue pursuant to the Merger Agreement (the "Insufficient Authorized Shares Issue");

           WHEREAS, Pubco presently does not have a stock option plan comparable to Vyteris' stock option plan (the "Option Plan Issue");

           WHEREAS, it is contemplated that after the consummation of the Merger, the Insufficient Authorized Shares Issue and the Option Plan Issue will be remedied either by (i) causing Pubco to reincorporate in Delaware by merging into a subsidiary corporation that will have sufficient authorized capital stock to cover the shares and shares underlying the options, warrants and rights issuable pursuant to the Merger Agreement or (ii) amending its certificate of incorporation to provide for sufficient authorized capital stock to cover the shares, options, warrants and rights issuable pursuant to the Merger Agreement (any such action described in clauses (i) or (ii) a "Subsequent Action").

           WHEREAS, Vyteris, Treasure Mountain and certain persons who may invest in Vyteris subsequent to the date hereof will rely upon the promises made herein in connection with Vyteris' entering into the Merger Agreement and such investments and would not effect such actions in the absence of this Agreement;

           WHEREAS, it is a condition of Vyteris' obligations under the Merger Agreement that Scimitar Holdings LLC and Spencer Trask Specialty Group, LLC agree to be bound by the terms of this Agreement and it is a condition of Treasure Mountain's obligations under the Merger Agreement that Spencer Trask Specialty Group, LLC be bound by the terms of this Agreement; and

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           WHEREAS,  the  Voters or their  affiliates  own,  or will  acquire by virtue of the Merger, capital stock of Vyteris or Pubco or both such entities and desire to provide the inducements contemplated herein because they will benefit from the actions currently contemplated by Vyteris.

      NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained in the Merger Agreement, the parties agree as follows:

      1. (a) For a period commencing as of the date hereof and continuing until the earlier of (i) one year after the effective time of the Merger or (ii) the date on which one of the Subsequent Actions is consummated (the "Term"), each Voter agrees that at any special or other meeting called for such purpose, in any consent submitted to such Voter or otherwise such Voter will vote all of the shares of the capital stock of Treasure Mountain now Beneficially Owned (as hereinafter defined) and controlled or hereafter acquired and then Beneficially Owned and controlled by such Voter (collectively, as to all Voters, the "Treasure Mountain Shares") (i) in favor of any Subsequent Action approved by Treasure Mountain's Board of Directors after the Merger is consummated, (ii) in favor of any other matters presented for consideration at any meeting of shareholders of Treasure Mountain solely to the extent to which they are consistent with, and/or advanced for the purpose of accomplishing or furthering the objectives of, the Merger Agreement and (iii) against any action or agreement that would be inconsistent with the agreements set forth in clauses
(i) and (ii) of this Section 1(a).

           (b) The Voters agree to be present during the Term in person or represented by proxy, at all such special or other shareholder meetings of Treasure Mountain called to address any Subsequent Action so that the Treasure Mountain Shares may be counted in determining the presence of a quorum at such meetings.

      2. (a) During the Term of this Agreement, the Voters shall not sell, dispose of (including by means of gift), pledge, assign the rights to, or encumber any of the Treasure Mountain Shares, or enter into any contract, option or other arrangement or understanding with respect to the Treasure Mountain Shares or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Treasure Mountain Shares or any interest therein in any manner which affects the Voters' right to vote the Treasure Mountain Shares in the manner provided for herein (any or the foregoing being referred to as a "Share Transaction"), without the prior written consent of Vyteris prior to the consummation of the Merger or Treasure Mountain after the consummation of the Merger, unless the other party to any such Share Transaction agrees in writing to be bound by the terms of this Agreement with copies of such agreement promptly sent to Treasure Mountain.

           (b) During the Term of this Agreement, the Voters shall not enter into any other voting or other agreement or grant any proxy or power of attorney regarding the Treasure Mountain Shares which is inconsistent with the provisions of this Agreement.

      3. The commitments given by the Voters herein may be specifically enforced by Vyteris prior to the consummation of the Merger and by Treasure Mountain after the consummation of the Merger without the necessity of posting

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a bond,  and  shall be  binding  upon and  inure to the  benefit  of any and all permitted assignees or transferees of the Treasure Mountain Shares as well as the executors, administrators, heirs, successors, assigns, representatives, in whatever capacity, by operation of law or otherwise, of the parties hereto.

      4. Any notice or other communication to be given under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested as follows:

           If to Vyteris or Treasure Mountain: to such entity at its corporate headquarters, marked Attn: President, with a copy to Peter H. Ehrenberg, Esq., Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068.

           If to a Voter: at such Voter's last known address, as set forth in Vyteris' records.

      5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

      6. This Agreement constitutes the entire agreement among the parties with regard to the subject matter described herein and can be waived, modified, amended or terminated only by a writing signed by all parties hereto. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one and the same instrument. Any person agreeing to be bound to this Agreement subsequent to the date hereof shall evidence such agreement by executing a joinder agreement in form and substance reasonably satisfactory to Vyteris.

      7. Each Voter agrees that if any "Affiliate" (as hereinafter defined) of such Voter Beneficially Owns and controls any Treasure Mountain Shares or hereafter acquires and then Beneficially Owns and controls any Treasure Mountain Shares, such Voter shall use its commercially practicable efforts to cause such Affiliate to take all actions with respect to such Treasure Mountain Shares as such Voter is required to take with respect to such Voter's Treasure Mountain Shares pursuant to the terms of this Agreement.

      8.   The following terms shall have the following meanings

           (a) "Affiliate" of a Voter shall mean each individual or entity which, directly or indirectly, controls such Voter, is controlled by such Voter or is under common control with such Voter.

           (b) "Beneficially Owns" or "Beneficially Owned" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

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      9.   Each  Voter  hereby  agrees  to permit Vyteris and Treasure Mountain, upon advance written notice to such Voter if reasonably practicable,  to publish
and  disclose  the  nature  of  such  Voter's   commitments,   arrangements  and
understandings   under  this  Agreement  to  the  extent  required  pursuant  to applicable law or regulation. Each Voter acknowledges that this Agreement shall constitute advance written notice that the notice of meeting and information statement sent or to be sent to Vyteris' stockholders in connection with the Merger, the press release announcing the execution of the Merger Agreement, the Current Report on Form 8-K disclosing the execution of the Merger Agreement, the press release announcing the consummation of the Merger, the Current Report on Form 8-K announcing the consummation of the Merger and the notice of meeting and information statement (or proxy statement) to be sent to Treasure Mountain's stockholders in connection with the Subsequent Actions either (i) state or will state the intention of Vyteris and/or Treasure Mountain to have this Agreement executed by the applicable parties or (ii) will state that this Agreement has been executed by the applicable parties.

      10. (a) Each Voter hereby irrevocably, during the Term of this Agreement, grants to, and appoints, Vincent De Caprio and Michael McGuinness, or any of them in their respective capacities as officers of Vyteris (or, after the Merger is consummated, Treasure Mountain), as the case may be, and any individual who shall hereafter succeed to any such office of Treasure Mountain and each of them individually, such Voter's (and such Voter's Affiliates') proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Voter, to vote or cause to be voted the Treasure Mountain Shares at any meeting of the stockholders of Treasure Mountain or at any adjournment or postponement thereof solely in the manner described in Section 1(a) above and expressly limited to the purposes stated therein.

           (b) Each Voter represents that any proxies heretofore given in respect of the Treasure Mountain Shares are not irrevocable, and that such proxies either have been or are hereby revoked.

           (c) Each Voter hereby affirms that the irrevocable proxy set forth in this Section 10 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Voter under this Agreement. Each Voter hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except by amendment, modification or termination consented to by Vyteris prior to the consummation of the Merger or Treasure Mountain after consummation of the Merger. Each Voter hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable during the Term in accordance with all applicable provisions of Delaware and Nevada law. The power and authority hereby conferred shall not be terminated by any act of such Voter (subject to the terms hereof) or by operation of law, by the dissolution of such Voter (if such Voter is other than a natural person), by lack of appropriate power or authority, or by the occurrence of any other event or events (subject to the terms hereof) and shall be binding upon all his representatives, executors, successors and/or assigns. If after the execution of this Agreement a Voter shall dissolve (if such Voter is other than a natural person), cease to have appropriate power or authority, or if any other such event or events shall occur (subject to the terms hereof), the proxies named herein are nevertheless authorized and directed to vote the Treasure Mountain Shares in accordance with the terms of this Agreement as if such dissolution, if applicable, lack of appropriate power or

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authority  or other event or events had not occurred  and  regardless  of notice thereof.

      11. If requested by Vyteris or Treasure Mountain, each Voter will promptly after the date hereof surrender to Treasure Mountain all certificates representing the Treasure Mountain Shares, and Treasure Mountain will place the following legend on such certificates in addition to any other legend required thereon:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT ENTERED INTO BY VYTERIS, INC., TREASURE MOUNTAIN HOLDINGS, INC. AND THE STOCKHOLDERS PARTY THERETO. THE COMPANY WILL FURNISH A COPY OF SUCH VOTING AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

      Upon any placement of the foregoing legend on stock certificates, such certificates shall promptly be returned to the applicable Voter. Following the Term, upon the request of any Voter, any such legend shall be promptly removed at the sole cost of Treasure Mountain.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                         VYTERIS, INC.



                                         By:    /s/ Michael McGuinness
                                            ------------------------------------
                                            Name:   Michael McGuinness
                                            Title:  CFO



                                         TREASURE MOUNTAIN HOLDINGS, INC.



                                         By:    /s/ George Norman
                                            ------------------------------------
                                            Name:   George Norman
                                            Title:  President

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                                         SPENCER TRASK SPECIALTY GROUP, INC.



                                         By:    /s/ Donald F. Farley
                                            ------------------------------------
                                            Name:   Donald F. Farley
                                            Title:  Chief Executive Officer



                                         SCIMITAR HOLDINGS LLC



                                         By:    /s/ Spencer Trask & Co., Inc.
                                            ------------------------------------
                                            Name:   Spencer Trask & Co., Inc.
                                            Title:  Member Manager



                                         By:    /s/ William P. Dioguardi
                                            ------------------------------------
                                            Name:   William P. Dioguardi
                                            Title:  President

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